Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

CryoLife	The Ruth Group
D. Ashley Lee	Zack Kubow
Executive Vice President, Chief Financial Officer and Chief Operating Officer	646-536-7020 zkubow@theruthgroup.com
Phone: 770-419-3355

CryoLife Announces Definitive Agreement to Acquire JOTEC

Provides Access into $2 Billion Global Stent Graft Market with Highly Competitive Technologically Advanced Product Portfolio

 Adds Robust New Product Pipeline and Significantly Enhances R&D Capabilities

Accelerates European Direct Strategy and Meaningfully Expands Cross-Selling Opportunities

Expected to Drive High Single-Digit Revenue Growth with Gross Margin and Operating Margin Expansion

Conference Call and Webcast Tomorrow, October 11, 2017 at 8:30 am ET

Atlanta, GA – (October 10,  2017) – CryoLife, Inc. (“CryoLife”; NYSE: CRY),  a leading medical device and tissue processing company focused on cardiac and vascular surgery,  announced today that it has entered into a definitive agreement to acquire JOTEC AG (“JOTEC”). JOTEC is  a German-based, privately-held developer of technologically differentiated endovascular stent grafts, and cardiac and vascular surgical grafts, focused on aortic repair.  The combination of CryoLife and JOTEC will create a Company with a broad and highly competitive product portfolio focused on aortic surgery, and will position CryoLife to compete strongly in the important and growing endovascular surgical markets.

Pat Mackin, Chairman, President, and Chief Executive Officer of CryoLife, said, “We believe this acquisition will enable CryoLife to deliver sustained, high single-digit revenue growth, while also diversifying our revenues into a significantly larger addressable market.  JOTEC has a technologically differentiated product portfolio addressing the $2 billion global market for stent grafts used in endovascular and open repair of aortic diseases.  Their advanced product portfolio has allowed them to achieve a  17 percent revenue CAGR over the past five years, significantly outpacing the growth in the overall European market. We expect the acquired portfolio to continue to post double-digit growth outside of the United States for at least the next five years.  In addition, the acquisition will leverage our global infrastructure and accelerate our ability to go direct in Europe, and will foster considerable cross-selling opportunities between the CryoLife and JOTEC product portfolios. The transaction will also drive gross margin expansion and accelerate our trajectory towards 20 percent or higher operating margins. We believe this will position CryoLife to deliver growth in non-GAAP EPS at a CAGR of at least 20 percent over the next five years.”

Mr. Mackin added, “We also expect the JOTEC new product pipeline and R&D capabilities to drive longer-term growth beyond the five year horizon, particularly as their most innovative products enter the U.S. market.  We plan to utilize CryoLife’s clinical and regulatory expertise to gain FDA approval for these products, which we believe will allow for entry into the U.S. market.”

Thomas Bogenschütz, Chief Executive Officer of JOTEC, commented, “CryoLife is ideally positioned to accelerate adoption of our products through its highly complementary and global cardiac and vascular surgery business. We are looking forward to working with CryoLife’s team to drive growth of our existing business, expand into new geographies, and accelerate our R&D initiatives in key markets such as the U.S.”

JOTEC generated revenue of approximately €41 million in 2016, representing compound annual growth of approximately 17 percent over the preceding five years.    JOTEC generated revenues of €43 million, or approximately $51 million at current currency exchange rates, for the twelve months ended June 30, 2017.

Strategic Rationale for the Transaction

•	Provides CryoLife with:
o	Technologically advanced and highly competitive product portfolio that is taking market share
o	A strong new product pipeline and outstanding R&D capabilities
o	Near-term and longer-term revenue growth drivers through 2028; and
o	Access to the $1.2 billion U.S. stent graft market, which is expected to grow to approximately $1.5 billion by 2021
•	Increases CryoLife’s addressable market opportunity via access to the current $2.0 billion global stent graft market, which is expected to grow to approximately $2.5 billion by 2021
•	Accelerates CryoLife’s direct sales strategy in key European markets
•	Creates significant cross-selling opportunities by leveraging CryoLife’s and JOTEC’s existing direct sales organizations
•	Drives projected high single-digit revenue growth, expands gross margin, and yields 20 percent plus operating margin over a five-year period

Terms of the Agreement

Under terms of the definitive agreement, CryoLife will acquire JOTEC for an upfront payment of  $225 million, subject to certain adjustments, consisting of 75 percent in cash and 25 percent in CryoLife common stock issued to JOTEC’s shareholders.  CryoLife expects to finance the transaction and related expenses, as well as refinance its existing $69 million term loan, with new $255 million senior secured credit facilities, consisting of a $225 million institutional term loan  B and a $30 million undrawn revolving credit facility, $56.25 million in CryoLife common stock, and available cash on hand.  The senior secured credit facilities are fully underwritten by Deutsche Bank, Capital One and Fifth Third Bank, and are expected to be syndicated to investors prior to closing of the acquisition.

The definitive agreement has been approved by both companies’ boards of directors.  The transaction is expected to close later this year, subject to customary closing conditions.

Financial Commentary

Third quarter revenues were adversely affected due to the impact of the recent hurricanes on our business in Florida and Texas, which we estimate to be approximately $1.0 million, and additionally due to the continued delay in obtaining the re-certification of our AAP.  Including the impact of these factors, third quarter revenue was approximately $45.1 million, compared to our third quarter revenue guidance of between $46.5 and $47.5 million.  In addition, in connection with the transaction, CryoLife notified certain of its distributors that it had elected to terminate its relationship with those distributors based on a decision to distribute product through the to be combined Company’s direct sales channel.  As a result of this decision, at the end of the respective contract terms, CryoLife will be buying back a portion of the inventory that was previously sold to these distributors, which will result in a $1.1 million third quarter reversal of previously recorded revenues.   Considering all of these factors, preliminary third quarter revenues were approximately $44.0 million.    Additional revenue reversals and revisions to the third quarter estimates are possible in subsequent quarters.

Management expects to update its 2017 financial guidance in its third quarter financial conference call and to issue initial financial guidance for the combined Company in its year-end conference call.

Moving forward, the Company expects pro forma compound annual revenue growth in the high single-digits on a percentage basis over the next five years.  Non-GAAP earnings per share is expected to be dilutive in 2018 and accretive in 2019.  Over the next five year period, the Company expects 20 plus percent compound growth in non-GAAP earnings per share.

Advisors

In connection with the transaction, Vinson and Elkins is acting as lead legal counsel to CryoLife.   Walder Wyss Ltd is acting as lead legal counsel to JOTEC.

Webcast and Conference Call Information

CryoLife will hold a teleconference call and live webcast tomorrow at 8:30 a.m. Eastern Time to discuss the proposed transaction, followed by a question and answer session hosted by Mr. Mackin.

To listen to the live teleconference, please dial 201-689-8261 a few minutes prior to 8:30 a.m.  A replay of the teleconference will be available October 11 through October 18 and can be accessed by calling (toll free) 877-660-6853 or 201-612-7415.  The conference number for the replay is 13671595.

The live webcast and replay can be accessed by going to the Investor Relations section of the CryoLife website at www.cryolife.com and selecting the heading Webcasts & Presentations.

About CryoLife

Headquartered in suburban Atlanta, Georgia, CryoLife is a leader in the manufacturing, processing, and distribution of medical devices and implantable living tissues used in cardiac and vascular surgical procedures.  CryoLife markets and sells products in more than 80 countries worldwide.  For additional information about CryoLife, visit our website, www.cryolife.com.

About JOTEC

Headquartered in Hechingen, Germany,  JOTEC develops,  produces, and markets medical devices for aortic and peripheral vascular disease.  JOTEC’s product portfolio encompasses conventional vascular grafts and interventional implants for vascular and cardiac surgery and radiology and cardiology.  JOTEC was founded in 2000.  For additional information about JOTEC, visit the website, www.jotec.com/en/.

Statements made in this press release that look forward in time or that express management's beliefs, expectations, or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made.  These statements include our belief that this acquisition will position CryoLife to deliver sustained high single-digit revenue growth, while also significantly expanding our total addressable market and diversifying our revenue, that JOTEC has a technologically differentiated portfolio addressing the $2 billion global market for stent grafts used in endovascular and open repair of aortic diseases that is taking market share, our expectation that this global market is expected to grow to approximately $2.5 billion by 2021; our expectation that  the acquired portfolio will continue to post double-digit growth outside of the United States for at least the next five years, will leverage our global infrastructure and accelerate our ability to go direct in Europe, and will foster considerable cross-selling opportunities between the CryoLife and JOTEC product portfolios; our belief that this transaction will drive gross margin expansion and accelerate our trajectory towards 20 percent or higher operating margins and will position CryoLife to deliver growth in non-GAAP EPS at a CAGR of at least 20 percent over the next five years; our expectation that the JOTEC new product pipeline and R&D capabilities will drive long-term growth beyond the five year horizon, particularly as JOTEC’s most innovative products enter the U.S. market; our expectation that the U.S. stent market is expected to grow to approximately $1.5 billion by 2021;

our belief that CryoLife’s clinical and regulatory expertise to gain FDA approval for these products will allow for entry of JOTEC products into the U.S. market; our belief that CryoLife is ideally positioned to accelerate adoption of JOTEC products through its highly complementary and global cardiac and vascular surgery business; and our estimates of revenue reversals in the third quarter 2017 or subsequent quarters associated with distributor buybacks and estimates of the revenue impacts for the third quarter 2017 of the recent hurricanes in Florida and Texas.   These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations.  These risks and uncertainties include that the expected benefits of the acquisition may be incorrect or may not be achieved, our expected assumptions regarding the growth in the global and US stent graft markets may be incorrect; the acquired portfolio may not continue to post double digit growth for the next five years; we may be unable to sufficiently leverage our global infrastructure or accelerate our ability to go direct in Europe or to foster cross-selling opportunities, between CryoLife and JOTEC product portfolios, we may be unable to drive margin expansion or unable to deliver non-GAAP EPS at a 20 percent or higher CAGR over the next five years; JOTEC’s new product pipeline and R&D capabilities may be unable to drive long term growth, even if CryoLife is able to successfully introduce JOTEC products to the U.S. market; CryoLife may be unable to successfully introduce JOTEC products to the U.S. market; CryoLife may be unable to accelerate adoption of JOTEC products in its current or future markets.  As with most acquisitions, the successful integration of JOTEC’s business with ours may take longer and prove more costly than expected, and we may experience currently unforeseen difficulties related to the JOTEC products and our and JOTEC’s combined sales forces’ ability to successfully market them.  If we experience problems that slow the integration of JOTEC’s business with CryoLife’s business, we may not be able to secure the anticipated financial and operational benefits of the acquisition as soon as anticipated, or at all.  We may also inherit unforeseen risks and uncertainties related to JOTEC's business, particularly if the information received by CryoLife during the due diligence phase of this transaction is incomplete or inaccurate.  Our plans with respect to the transaction’s financing could change based on currently unforeseen circumstances.  Also, certain factors, such as those relating to transaction closing conditions, could delay or prevent the closing of the transaction.  Any of these risks could cause the financial impact of the acquisition to be less beneficial than currently anticipated.    Our estimates of the revenue impacts related to distributor buybacks and recent hurricanes may be incorrect.  These risks and uncertainties include the risk factors detailed in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2016, and our subsequent filings with the SEC. CryoLife does not undertake to update its forward-looking statements.